EXHIBIT 24


                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
of The CIT Group Holdings, Inc.:

     We consent to incorporation by reference in the Registration Statements No. 33-42529, No. 33-50666, No. 33-58418 and No. 33-52685 on Forms S-3 of the CIT
Group Holdings, Inc. of our reports dated January 18, 1994, relating to the consolidated balance sheets of The CIT Group Holdings, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993 and related schedule for each of the years in the three-year period ended December 31, 1993, which reports appear in the December 31, 1993 Annual Report on Form 10-K of The CIT Group Holdings, Inc.

                                     KPMG PEAT MARWICK

Short Hills, New Jersey
March 23, 1994